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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                           For the quarter                For the six months
                                                            ended June 30,                   ended June 30,
                                                       2001             2000             2001             2000
                                                      -------          -------          -------          -------
                                                                   (In thousands, except share data)
Net Earnings                                          $16,340          $ 8,617          $27,358          $12,384

Average common shares outstanding                      18,264           18,197           18,140           18,612

Net earnings per share - basic                        $  0.89          $  0.47          $  1.51          $  0.67

Average common share equivalents outstanding           19,612           18,197           19,562           18,648

Net earnings per share - diluted                      $  0.83          $  0.47          $  1.40          $  0.67

The data provided herein has been adjusted for the 3 for 2 stock split which was announced on June 26, 2000 and completed on July 12, 2001.